JOINT FILING AGREEMENT

THIS JOINT FILING AGREEMENT is entered into as of May 8, 2017, by and between the parties hereto. The undersigned hereby agree that the Statement on Schedule 13D with respect to the common stock, par value US$0.004 per share, of Semiconductor Manufacturing International Corporation and any amendment thereto signed by each of the undersigned shall be filed on behalf of each undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Date: May 8, 2017	China Integrated Circuit Industry Investment Fund Co., Ltd.

	By:	/s/ Wang Zhanfu
		Name:	Wang Zhanfu
		Title:	Authorized Representative

Xinxin (Hongkong) Capital Co., Limited

	By:	/s/ Wu Fengshuo
		Name:	Wu Fengshuo
		Title:	Authorized Representative